Exhibit (h)(2)(d) Schedule A to the Transfer Agency and Services Agreement

SCHEDULE A

To the Transfer Agency and Services Agreement

Fund List

November 13, 2007

FORWARD FUNDS

Forward Asia Ex-Japan Equities Fund

Forward Eastern Europe Equities Fund

Forward Emerald Banking and Finance Fund

Forward Emerald Growth Fund

Forward Emerald Opportunities Fund

Forward Global Emerging Markets Fund

Forward Hoover Mini-Cap Fund

Forward Hoover Small Cap Equity Fund

Forward International Equity Fund

Forward International Fixed Income Fund

Forward International Small Companies Fund

Forward Large Cap Equity Fund

Forward Legato Fund

Forward Long/Short Credit Analysis Fund

Forward Progressive Real Estate Fund

Sierra Club Equity Income Fund

Sierra Club Stock Fund